As filed with the Securities and Exchange Commission on September 5, 2014

REGISTRATION NO. 333-182454

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ARIAD PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	22-3106987
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

26 Landsdowne Street

Cambridge, Massachusetts 02139

(Address of Principal Executive Offices) (Zip Code)

ARIAD PHARMACEUTICALS, INC.

2006 LONG-TERM INCENTIVE PLAN, AS AMENDED

(Full title of the plans)

Harvey J. Berger, M.D.

Chairman and Chief Executive Officer

ARIAD Pharmaceuticals, Inc.

26 Landsdowne Street

Cambridge, Massachusetts 02139-4234

(617) 494-0400

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

EXPLANATORY NOTE

ARIAD Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister certain shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), that were originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 29, 2012 (Registration Number 333-182454) (the “2012 Form S-8”), for offer or sale pursuant to the Company’s 2006 Long-Term Incentive Plan (the “2006 Plan”). A total of 14,000,000 shares of Common Stock were initially registered for issuance under the 2012 Form S-8.

On June 25, 2014 (the “Effective Date”), the Company’s stockholders approved the Company’s 2014 Long-Term Incentive Plan (the “2014 Plan”), which replaces the 2006 Plan. No future awards will be made under the 2006 Plan. According to the terms of the 2014 Plan, (i) any reserved shares not issued or subject to outstanding grants under the 2006 Plan on the Effective Date, and (ii) shares that are subject to options, restricted stock units or other awards granted under the 2006 Plan and the Company’s 2001 Stock Plan that cease to be subject to awards by forfeiture, expiration, surrender or cancellation or otherwise after the Effective Date for any reason, are available for issuance under the 2014 Plan.

Of the shares registered under the 2012 Form S-8, 4,716,555 shares of Common Stock (the “Carryover Shares”) remained available for issuance under the 2006 Plan as of the Effective Date of the 2014 Plan, and are hereby deregistered.

Contemporaneously with the filing of this Post-Effective Amendment to Registration Statement on Form S-8, the Company is filing a Registration Statement on Form S-8 to register the shares of Common Stock that are available for offer or sale pursuant to the 2014 Plan, including the Carryover Shares.

In accordance with Rule 457(p) of the Securities Act of 1933, as amended, and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 is hereby filed (i) to reallocate the Carryover Shares from the 2006 Plan to the 2014 Plan, and (ii) to carry over the registration fee paid for the Carryover Shares that were previously registered from the 2012 Form S-8 to the Registration Statement on Form S-8 for the 2014 Plan that is being filed contemporaneously with the filing of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts on September 5, 2014.

ARIAD PHARMACEUTICALS, INC.

By: /s/ Harvey J. Berger, M.D.
Harvey J. Berger, M.D. Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Harvey J. Berger, M.D. Harvey J. Berger, M.D.	Chairman of the Board of Directors, Chief Executive Officer (Principal Executive Officer)	September 5, 2014

/s/ Edward M. Fitzgerald Edward M. Fitzgerald	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Principal Accounting Officer)	September 5, 2014

Alexander J. Denner	Director

/s/ Jay R. LaMarche Jay R. LaMarche	Director	September 5, 2014

/s/ Athanase Lavidas, Ph.D. Athanase Lavidas, Ph.D.	Director	September 5, 2014

Massimo Radaelli, Ph.D.	Director

/s/ Norbert G. Riedel, Ph.D. Norbert J. Riedel, Ph.D.	Director	September 5, 2014

/s/ Sarah J. Schlesinger, M.D. Sarah J. Schlesinger, M.D.	Director	September 5, 2014

/s/ Robert M. Whelan, Jr. Robert M. Whelan, Jr.	Director	September 5, 2014

/s/ Wayne Wilson Wayne Wilson	Director	September 5, 2014